Exhibit 99.1

For Immediate Release                                                                                                                     December 29, 2009

HOME FEDERAL BANK PURCHASES
LAND IN NORTH BOSSIER

Plans Call For Full-Service Branch and Leasable Office Space

SHREVEPORT, La.— Home Federal Bancorp, Inc, of Louisiana, (OTCBB:HFBL) the “mid-tier” holding company of Home Federal Bank (“HFB”) announced today that HFB recently purchased approximately three acres of land on Viking Drive in Bossier City (“North Bossier”) to increase its full-service banking presence in the Shreveport-Bossier area. This move represents a firm commitment to expand HFB’s footprint into Bossier City. HFB expects to open a temporary office in North Bossier by the second half of 2010, followed by construction of a permanent facility.

“HFB knows the importance of making a commitment to Bossier City,” said James Barlow, Home Federal Bank’s President and Chief Operating Officer. “This purchase, in addition to land the bank already owns in South Bossier, plays a vital role in implementing HFB’s strategy to become a full-service bank serving not only Shreveport but Bossier City as well.”

Current plans for the North Bossier site include a full-service branch and leasable class A office space. Development of the South Bossier site is expected to begin immediately following the construction of North Bossier.

“Just as Home Federal Bank is focused on growth, so is Bossier City,” Mr. Barlow said. “The growth of residents and businesses in the Bossier area makes our company confident in the decision to expand HFB east of the Red River.”

Home Federal Bancorp, Inc. is the mid-tier holding company for Home Federal Bank which conducts business from its main office, two financial centers and a commercial lending office all located in northwest Louisiana. Home Federal Bank recently shifted focus to becoming a full-service bank and is committed to providing an unparalleled level of personal service while helping customers meet all their financial needs. Additional information is available at www.hfbla.com.